Exhibit 15.1

GENERATION INCOME PROPERTIES, INC.

ANNOUNCES NEW DIRECTORS

FOR IMMEDIATE RELEASE

Tampa, FL – July 15, 2019 - Generation Income Properties, Inc. (OTCQB: GIPR) (“GIP” or the “Company”) announced the appointment of two new directors, Benjamin Adams and Pat Quilty.

David Sobelman, President and Chief Executive Officer, noted, “The appointment of these two new directors adds extensive industry, executive management and financial experience to our company and the overall REIT industry. We believe they will provide critical guidance and direction as Generation Income Properties grows over the next several years.”

Benjamin Adams has been Chief Executive Officer and Founder of Ten Capital Management since May 2011, an independent, fundamental value-driven private equity real estate firm based in Cleveland, Ohio. He is responsible for the strategic direction and oversight of all firm activities.  From January 2008 to April 2011, Mr. Adams was a Portfolio Manager with The Townsend Group, where he oversaw $1.7 billion in private equity real estate assets under management within the firm’s discretionary investment management business, and was actively involved in product development and structuring. Prior to Townsend, Mr. Adams was a Vice President and General Counsel of Lionstone Development LLC, a Miami-based, principal balance sheet investor.

Mr. Adams has practiced law with Greenberg Traurig LLP in New York, New York, and served as the Special Assistant to the White House Counsel in the Clinton Administration. Mr. Adams has a law degree from Georgetown University Law Center and a Bachelor of Arts from Miami University in Oxford, Ohio. Mr. Adams is the founder and Chairman Emeritus of the Defined Contribution Real Estate Council (DCREC). He also brings an understanding of accounting principles and financial presentation and analysis.

Patrick Quilty has been Chief Credit Officer for AIG Multinational and Alternative Risk Group since September 2012. He is responsible for overseeing, assessing and approving a portfolio of highly structured transactions providing global risk solutions for middle market and Fortune 50 companies across diversified industries. From October 2010 to September 2012, Mr. Quilty was Co-Founder and Head of Credit Risk at Specialized Performance Advisory Group LLC, an independent asset management firm providing investment, advisory and risk counseling for family office and institutional clients. From November 2003 to October 2010, Mr. Quilty was a Senior Portfolio Manager for Barclays Capital Loan Portfolio focused on the Specialty Finance and REIT sectors. Mr. Quilty has also served as a credit derivatives trader in their Principal Credit and Risk Finance Group.

Over his thirty-year career, Mr. Quilty has held senior portfolio, trading and risk management positions at ABN AMRO, Chase Asset Management, Lehman Brothers and JP Morgan. Mr. Quilty has a Bachelor of Science in Economics from Florida State University and completed graduate coursework in Real Estate Investment and Development at the Steven L Newman Real Estate Institute at Baruch College. He also brings an understanding of accounting principles, risk management, financial presentation and analysis.

About Generation Income Properties:

Generation Income Properties, Inc., located in Tampa, Florida, is an internally managed real estate investment trust formed to acquire and own, directly and jointly, real estate investments focused on retail, office and industrial net lease properties located primarily in major United States cities, with an emphasis on the major coastal markets. GIP invests primarily in freestanding, single-tenant commercial retail, office and industrial properties.

Additional information about Generation Income Properties, Inc. can be found at the Company’s corporate website: www.gipreit.com.

GIPREIT.COM

Forward-Looking Statements:

This press release, whether or not expressly stated, may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. It reflects the company’s expectations regarding future events and economic performance and are forward-looking in nature and, accordingly, are subject to risks and uncertainties. Such forward-looking statements include risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements which are, in some cases, beyond the Company’s control which could have a material adverse effect on the company’s business, financial condition, and results of operations. Some of these risks and uncertainties are identified in the company’s most recent Annual Report on Form 1-K and its other filings with the SEC, which are available at www.sec.gov. The occurrence of any of these risks and uncertainties could have a material adverse effect on the company’s business, financial condition, and results of operations. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

GIPREIT.COM